Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated March 10, 2016, relating to the financial statements, which appears in Pruco Life of New Jersey Variable Contract Real Property Account's Annual Report on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference in this Registration Statement of our reports dated March 10, 2016, relating to the financial statements and financial statement schedule of The Prudential Variable Contract Real Property Partnership, which appear in Pruco Life of New Jersey Variable Contract Real Property Account's Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 1, 2016